UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): April 12, 2007

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-56262	88-0482413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14301 North 87th Street, Suite 216 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 607-7093

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 12, 2007, the Board of Directors (the “Board”) of El Capitan Precious Metals, Inc. (the “Company”) approved and adopted an amendment to the Company’s 2005 Stock Incentive Plan (the “Plan”) to increase the number of shares of the Company’s common stock authorized for issuance under the Plan from 5,000,000 to 8,000,000 shares.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 15, 2007, James Ricketts resigned from the Board and from his position as Secretary of the Company. Effective on the same date, L. Ronald Perkins also resigned from the Board and from his position as the Vice President of Administration, Marketing and Communication.

In consideration for their respective services to the Company, the Board approved (i) the issuance to Mr. Ricketts of 200,000 shares of the Company’s common stock and a three-year option to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.70 per share, the fair market value of the common stock on the date of grant and (ii) the issuance to Mr. Perkins of 175,000 shares of the Company’s common stock and a three-year option to purchase 200,000 shares of the Company’s common stock at $0.70 per share. The options granted to each Mr. Ricketts and Mr. Perkins vested immediately. The common stock issued to each individual (including the shares underlying the options) are governed by the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

Date: April 17, 2007	By:	/s/ Stephen J. Antol
Stephen J. Antol Chief Financial Officer